As filed with the Securities and Exchange Commission on September 19, 2014.

Registration No. 333-198613

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Fifth Street Asset Management Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6282	46-5610118
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

777 West Putnam Avenue, 3rd Floor
Greenwich, CT 06830
(203) 681-3600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Leonard M. Tannenbaum
Fifth Street Asset Management Inc.
777 West Putnam Avenue, 3rd Floor
Greenwich, CT 06830
(203) 681-3600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Frank J. Lopez, Esq. Robin M. Feiner, Esq. Proskauer Rose LLP Eleven Times Square New York, NY 10036 Tel: (212) 969-3000 Fax: (212) 969-2900	Stuart H. Gelfond, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Tel: (212) 859-8000 Fax: (212) 859-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee(3)
Class A common stock, par value $0.01 per share	$200,000,000	$25,760

(1)	Includes additional shares of Class A common stock that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Fifth Street Asset Management Inc. is filing this Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-1 (Registration No. 333-198613) (the “Registration Statement”) as an exhibit-only filing to file Exhibits 3.1, 3.2, 4.1, 5.1, 10.1, 10.2.1, 10.2.2, 10.2.3, 10.3, 10.4, 10.5, 10.6, 10.7 and 21.1 and to amend and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note as well as revised versions of the cover page and Item 16 of Part II of the Registration Statement. This Amendment does not contain a copy of the preliminary prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Fifth Street Asset Management Inc. (the “Registrant”), which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee. The following expenses will be borne solely by the Registrant.

Amount To Be Paid
SEC registration fee		$25,760
FINRA filing fee		36,500
NASDAQ Global Select Market listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent’s fees		*
Miscellaneous		*
Total	$

*	To be included by amendment

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees). Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitations on liability for our directors.

The Registrant currently maintains liability insurance for its directors and officers. In connection with this offering, the Registrant will obtain additional liability insurance for its directors and officers. Such insurance would be available to its directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act.

Prior to this offering, shares of Class B common stock will be issued to the Principals in reliance upon the exemption from the registration requirement of the Securities Act provided for by Section 4(2) thereof for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:  Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Consolidated Financial Statement Schedules:  All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17. Undertakings.

The undersigned hereby undertakes:

(a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on September 19, 2014.

Fifth Street Asset Management Inc.

By:	/s/ Leonard M. Tannenbaum Name: Leonard M. Tannenbaum Title: Chairman, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Leonard M. Tannenbaum Leonard M. Tannenbaum	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	September 19, 2014
/s/ Bernard D. Berman Bernard D. Berman	Co-President, Chief Compliance Officer and Director	September 19, 2014
* Alexander C. Frank	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	September 19, 2014
* Steven M. Noreika	Chief Accounting Officer (Principal Accounting Officer)	September 19, 2014

*By: /s/ Bernard D. Berman Name: Bernard D. Berman Title: Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Certificate of Incorporation of Fifth Street Asset Management Inc.
3.2	Form of Amended and Restated Bylaws of Fifth Street Asset Management Inc.
4.1	Form of Class A Common Stock Certificate
5.1	Form of Opinion of Proskauer Rose LLP
10.1	Form of Amended and Restated Limited Partnership Agreement of Fifth Street Holdings L.P.
10.2.1	Contribution Agreement dated as of September 17, 2014, by and among Fifth Street Holdings L.P. and each of the transferors named therein
10.2.2	Contribution Agreement dated as of September 17, 2014, by and among Fifth Street Holdings L.P. and each of the transferors named therein (Principals)
10.2.3	Contribution Agreement dated as of September 17, 2014, by and between Fifth Street Holdings L.P. and Alexander C. Frank
10.3	Form of Registration Rights Agreement by and among Fifth Street Asset Management Inc. and the covered persons named therein
10.4	Form of Exchange Agreement by and among Fifth Street Asset Management Inc., Fifth Street Holdings L.P. and the persons named therein
10.5	Form of Tax Receivable Agreement by and among Fifth Street Asset Management Inc., Fifth Street Holdings L.P., Leonard M. Tannenbaum, Bernard D. Berman and Ivelin M. Dimitrov
10.6	Second Amended and Restated Investment Advisory Agreement between the Fifth Street Management LLC and Fifth Street Finance Corp., dated as of May 2, 2011
10.7	Investment Advisory Agreement between the Fifth Street Management LLC and Fifth Street Senior Floating Rate Corp, dated as of June 27, 2013
10.8	The Fifth Street Deferred Bonus and Retention Plan, as amended and restated December 2013†*
10.9	Fifth Street Asset Management Inc. 2014 Omnibus Incentive Plan†*
10.10	Employment Agreement, dated as of September 3, 2014, by and among Fifth Street Management LLC, FSC CT, Inc. and Todd G. Owens†*
10.11	Employment Agreement, dated as of September , 2014, by and among Fifth Street Management LLC, FSC CT, Inc. and Bernard D. Berman†*
10.12	Employment Agreement, dated as of September , 2014, by and among Fifth Street Management LLC, FSC CT, Inc. and Alexander C. Frank†*
10.13	Employment Agreement, dated as of September , 2014, by and among Fifth Street Management LLC, FSC CT, Inc. and Ivelin M. Dimitrov†*
16.1	Letter of CohnReznick LLPˆ
21.1	Subsidiaries of Fifth Street Asset Management Inc.
23.1	Consent of CohnReznick LLPˆ
23.2	Consent of PricewaterhouseCoopers LLPˆ
23.3	Consent of Proskauer Rose LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)ˆ

ˆ	Previously filed.
*	To be filed by amendment.
†	Management or compensatory agreement.